Exhibit 10.6

IP LICENCE AGREEMENT

BIONOMICS LIMITED

CARINA BIOTECH PTY LTD

i

13.	Announcements		19

14.	Insurance		19

15.	GST		19

	15.1	GST Gross-up	19
	15.2	GST invoice	19
	15.3	Payment	19
	15.4	Reimbursements	19
	15.5	Adjustments	19
	15.6	Definitions	20
	15.7	Survival	20

16.	Dispute resolution		20

	16.1	Notice of dispute	20
	16.2	Good faith negotiation	20
	16.3	Injunctive relief	20

17.	Notices		20

	17.1	Giving of notices	20
	17.2	Change of details	21
	17.3	Effective on receipt	21

18.	Assignment		22

19.	Miscellaneous provisions		22

20.	Interpretation rules		23

SCHEDULE 1 – Materials and Technical Information			24

SCHEDULE 2 – Licensed Patents			25

SCHEDULE 3 – Research & Development Plan			26

ii

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). ). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IP LICENCE AGREEMENT

DATED            18 NOVEMBER 2020

PARTIES

(1)	BIONOMICS LIMITED ABN 53 075 582 740 and BIONOMICS, INC a Delaware corporation both of 31 Dalgleish Street, Thebarton SA 5031 (“Licensor”); and

(2)	CARINA BIOTECH PTY LTD ABN 43 613 276 074 of Level 2, Ian Wark Building, UniSA Mawson Lakes Campus, Mawson Lakes SA 5095 (“Licensee”).

BACKGROUND

(A)	Bionomics, Inc is a wholly owned subsidiary of Bionomics Limited and, together, they are the owners of the Licensed Patents and Licensed Technology and Licensor under this Agreement.

(B)	Licensor has agreed to license to Licensee the Licensed Patents and Licensed Technology on the terms set out in this Agreement.

THE PARTIES AGREE

1.	DEFINITIONS

In this Agreement:

“Annual Net Sales” has the meaning given in clause 5.4(a).

“BNC101” means [***]

“Business Day” means a day on which banks are open for normal business in Adelaide and excludes Saturdays, Sundays and days that are public holidays in Adelaide.

“CAR” means chimeric antigen receptor.

“Combination Product” means any product or application that comprises a Licensed Product and at least one additional or co-administered ingredient or component that is not a Licensed Product.

“Commercially Reasonable Efforts” means [***]

“Confidential Information” means any information which is by its nature confidential or commercially sensitive and includes all technical, proprietary and operational information, drawings, techniques, processes, Know-how, methods of working, data and specifications, trade secrets and other commercially valuable information of any kind, and the terms of this Agreement (and includes Licensor Know-how).

“Corporations Act” means Corporations Act 2001 (Cth).

“Data Exclusivity” means the period of protection or exclusivity rights that may be granted under the law of countries in the Territory for clinical and related data provided to a regulatory authority to prove the safety and efficacy of a new pharmaceutical product.

“EU” means the member states of the European Union including the United Kingdom.

“FDA” means the United States Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

“Field” means [***]

“Insolvency Event” means, for a party, being in liquidation or provisional liquidation or under administration, having a controller (as defined in the Corporations Act) or analogous person appointed to it or any of its property, being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand, being unable to pay or stops or suspends or threatens to stop or suspend payment of its debts, entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event.

“Intellectual Property Rights” means all Confidential Information, Know-how and industrial and intellectual property rights including, without limitation, any rights in respect of or in connection with any copyright, patents, trademarks, design rights or eligible layout rights (whether registered or not) and any rights to apply for registration of any of the foregoing rights.

“Know-how” means scientific, pre-clinical, clinical, regulatory, practical, manufacturing, marketing, financial, technical and commercial information and data (including knowledge, experience, inventions resulting from experience and testing and processes), that is not generally available to the public (even though parts of it may be known), and whether communicated in writing or orally or by any other method (but excluding information disclosed in or claimed by a Licensed Patent).

“Licence” means the licence granted to Licensee pursuant to clause 2(a).

“Licensed IP” means Licensed Patents and Licensed Technology.

“Licensed Patents” means:

[***]

“Licensed Product” means any good or application within the Field which applies, or is made according to, the Licensed IP or any part of it.

“Licensed Technology” means [***]

“Marketing Authorisation” means the required regulatory licence or authority under which a medicinal product may be marketed and sold in a territory, arising from assessment of a party’s application dossier for marketing authorisation (such as, a New Drug Application (NDA) in the United States of America or Marketing Authorisation Application (MAA) in the European Union and other countries).

“Materials and Technical Information” means materials, Know-how and technical information of Licensor that is useful or necessary to fully exercise and exploit Licensee’s rights under the Licence (including to utilise any disclosed Materials and Technical Information) including as described in Schedule 1, but only to the extent owned by Licensor and which Licensor has a legal right to transfer.

“Milestone Event” means each event set out in the table in clause 5.3(a).

“Milestone Payment” means each payment set out in the table in clause 5.3(a) in respect of a Milestone Event.

“Net Sales” means the gross amounts received for the sale of Licensed Products by Licensee (or by a Related Body Corporate of Licensee) to a party or customer that is not an Related Body Corporate of Licensee, after deduction (if not previously deducted) of the following amounts to the extent related or allocable to the Licensed Product:

[***]

“New Drug Application” or “NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder with respect to a pharmaceutical product or any analogous application or submission with any regulatory authority outside of the United States.

“Phase 1 Clinical Trial” means a human clinical trial to assess drug safety, that would satisfy the requirements of 21 C.F.R. 312.21(a) or the corresponding regulation in jurisdictions other than the United States.

“Phase 2 Clinical Trial” means a human clinical trial of a pharmaceutical product to assess drug safety, tolerability, pharmacokinetics and efficacy to generate sufficient data (if successful) to commence a Phase 3 Clinical Trial (or foreign equivalent) of such product, that would satisfy the requirements of 21 C.F.R. 312.21(b) or the corresponding regulation in jurisdictions other than the United States.

“Phase 3 Clinical Trial” means the third phase of human clinical trials of a pharmaceutical product to assess the efficacy and safety in a number of human patients sufficient to support the submission of an NDA to the FDA for such product, and that would satisfy the requirements of 21 C.F.R. 312.21(c) or the corresponding regulation in jurisdictions other than the United States.

“Regulatory Approvals” means all required permits, licences, approvals and authorisations from all regulatory authority(ies) having jurisdiction in a country necessary to commercially develop and exploit a Licensed Product as permitted under the Licence in that country, including, as applicable, pricing approvals, Marketing Authorisation, Data Exclusivity, and manufacturing and import licences.

“Related Body Corporate” has the meaning given to that term in the Corporations Act.

“Research & Development Plan” means the plan set out in Schedule 3 setting out the work to be undertaken, and a forecast timeline for that work, by the Licensee under this Agreement.

“Royalty” or “Royalties” means the payments to Licensor under clause 5.4.

“Sublicence Revenue” means all sub-license, partnering and collaboration income received by Licensee from a third party, including Sublicensees, in connection with exploitation of the Licensed IP and Licensed Products, including income relating to the achievement of development milestones and royalty sales milestones and other payments (upfront or option payments, commercial bonuses) but excluding any payments for research and development.

“Sublicence Fees” has the meaning set out in clause 5.2(a).

“Sublicensee” means any person or entity, including without limitation Related Bodies Corporate of Licensee, to which Licensee grants a sublicense under this Agreement in accordance with clause 2(b) provided that, “Sublicensee” does not include any distributor or customer that is granted an express or implied sublicense to use or resell Licensed Product in connection with the sale of Licensed Product to such distributor or customer.

“Term” has the meaning given in clause 12.1.

“Territory” means worldwide.

2.	LICENCE

(a)

Subject to the terms of this Agreement, Licensor grants to Licensee an exclusive (even as to Licensor and its Related Bodies Corporate) licence to the Licensed IP, to research and develop, make, have made, use, sell, offer for sale, supply, cause to be supplied, import and otherwise exploit Licensed Products in the Field in the Territory during the Term, including the right to grant and authorise sublicenses (“Licence”).

(b)	Licensee may sublicense the License provided that:

(i)	the Licensee satisfies itself on reasonable grounds that each Sublicensee is solvent and has the commercial and technical capability to perform its obligations under the sublicense;

(ii)	each Sublicensee agrees to be bound by applicable terms and conditions of this Agreement, including an acknowledgement from each Sublicensee that Licensor owns the Licensed IP;

(iii)	if requested by the Licensor, provide written notice to the Licensor that clauses 2(b)(i) and (b)(ii) have been complied with;

(iv)	grant of any sublicense does not relieve Licensee from its obligations under this Agreement and Licensee will be liable for acts and omissions of its Sublicensees;

(v)	Licensee will remain liable for Milestone Payments and Royalties based on achievement of Milestone Events for, or Net Sales of, Licensed Products by such Sublicensees; and

(vi)

if this Agreement is terminated, any sublicensee will, from the date of termination, provided it is not in breach of its sublicence, automatically become a direct licensee of Licensor with respect to the rights originally sublicensed to the Sublicensee by Licensee.

(c)	Licensor retains all rights to use and exploit the Licensed IP in its absolute discretion in any field of use other than the Field.

(d)

Each party is solely responsible for obtaining and maintaining all permits, licenses and authorisations (if any) required for performance by the party of its obligations under this Agreement in compliance with all applicable laws.

3.	TRANSFER OF LICENSOR MATERIALS AND INFORMATION

(a)	Promptly and by [***] following a written request by Licensee, Licensor will deliver to Licensee, at Licensor’s cost, the Materials and Technical Information.

(b)

During the Term, Licensor will notify Licensee in writing of any other, including any new, Materials and Technical Information of Licensor which has not been delivered to Licensee. Promptly and by no later than [***] following a written request by Licensee, Licensor will deliver to Licensee, at Licensor’s cost, any such other Materials and Technical Information.

(c)

In addition to the transfer of Materials and Technical Information, Licensor will use reasonable endeavours to promptly disclose to Licensee all data and associated information held by Licensor as at and following the date of this Agreement in respect of or relating to pre-clinical and clinical development of BNC101 (“BNC101 Data”).

(d)

Licensor will procure appropriate Licensor personnel to meet and/or have discussions with Licensee personnel as reasonably required by Licensee to convey Materials and Technical Information and/or BNC101 Data to Licensee.

(e)

Except for the right to use Materials and Technical Information and BNC101 Data as contemplated by this Agreement, no other right or license is granted by Licensor to Licensee with respect to Materials and Technical Information and/or BNC101 Data.

(f)	Licensee must, in respect of all Materials and Technical Information, and BNC101 Data, disclosed to Licensee:

(i)

take commercially reasonable steps to preserve the confidentiality of it, and not release or distribute it (other than to License’s Related Bodies Corporate, contractors and Sublicensees) without the prior written consent of Licensor;

(ii)	use it solely for the purpose of exploiting the Licence or in the exercise of Licensee’s rights under this Agreement; and

(iii)	on termination of this Agreement, to the extent remaining in Licensee’s possession on termination, as directed by Licensor by notice in writing to Licensee, promptly deliver to Licensor or destroy it.

4.	LICENSED PRODUCTS

4.1	Commercially Reasonable Efforts

(a)

Licensee has sole rights (at Licensee’s cost) to commercially develop and exploit Licensed Products (directly or through its Related Bodies Corporate, contractors and Sublicensees) in accordance with the terms of this Agreement and all applicable laws, regulations and standards.

(b)

Licensee will use Commercially Reasonable Efforts to commercially develop and exploit Licensed Products in each country in the Territory in which Licensee obtains all required Regulatory Approvals for such Licensed Product.

(c)	Licensor expressly acknowledges and agrees that assessment of Licensee’s use of Commercially Reasonable Efforts will take into account that such efforts:

(i)	may result in ceasing the development or exploitation of a Licensed Product;

(ii)	may be adversely affected by Licensor’s failure to perform its obligations under this Agreement; and

(iii)

will be impacted by scientific, technical, operational and commercial factors in effect at the time, including, for example, actual and projected development or exploitation costs and timelines, the regulatory environment and requirements, present and future market potential, strength and duration of patent protection and internal priorities.

(d)

Licensee has, at its cost, absolute discretion regarding all trademarks, trade names and branding used in connection with the development and exploitation of Licensed Products (“Licensee Branding”). All Licensee Branding will be owned solely by Licensee and Licensor will not use nor register in any Territory any trademarks, trade names or branding that is similar to any Licensee Branding.

(e)

From the date of this Agreement until the date of the first Royalty payment to Licensor, the Licensee shall carry out work under the Research & Development Plan. The Licensee shall review and revise the Research & Development Plan as necessary and promptly (and by no later than the first following [***] report under paragraph (f) below) provide the Licensor with a copy.

(f)

Each [***] between the date of this Agreement and the date of the first Royalty payment to Licensor, Licensee will provide Licensor with a written report detailing Licensee’s progress made on, and any material developments with respect to, the Research & Development Plan during the preceding [***]

4.2	Regulatory Approvals

(a)	Licensee will have sole rights to apply for and secure and maintain (at its cost) all Regulatory Approvals for all Licensed Products.

(b)

Licensor will provide such assistance as Licensee may reasonably request from time to time, for the purposes of Licensee obtaining Regulatory Approvals, including disclosing to Licensee information in the possession, or readily available to, Licensor, which Licensee does not possess or have readily available to it, that is necessary for any Regulatory Approval filing (and Licensee is entitled to use such Information to support any Regulatory Approval filing made in respect of Licensed Products).

(c)	As between the parties, Licensee will be responsible for all communications with regulatory authorities, and for managing all complaints and communications, in relation to the Licensed Products.

5.	PAYMENTS

5.1	No upfront fee

The parties acknowledge and agree there is no upfront fee or payment of any nature payable by Licensee for the Licence or for any other rights under this Agreement.

5.2	Sublicence Fee

(a)	Subject to the terms of this Agreement, including clause 5.2(c), in the event of Sub-license Licensee will pay to Licensor [***]% of all Sublicence Revenue (“Sublicence Fees”).

(b)

Licensee must pay Sublicence Fees to Licensor not later than [***] after receipt of Sublicence Revenue by Licensee and, together with each payment of Sublicence Fees, provide Licensor with a written statement of the Sublicence Revenue giving rise to the Sublicence Fee.

If Licensee in its discretion accesses after the date of this Agreement Enhancement Technology (as defined below) for the purposes of Licensee fully exercising and exploiting Licensee’s rights under the Licence, then the Sublicense Fee will be reduced by [***]

(c)	% for each Enhancement Technology used in a Licensed Product the subject of Sublicence Revenue, provided that the Sublicense Fee will not be reduced below:

(i)	[***]% of Sublicence Revenue to [***];

(ii)	[***]% of Sublicence Revenue to [***]; and

(iii)	[***]% of Sublicence Revenue for [***].

(d)	In this clause, “Enhancement Technology” means [***]

5.3	Milestone Events and Milestone Payments

(a)

Subject to the terms of this Agreement, on achievement by Licensee, Licensee will pay to Licensor the following lump sum milestone payments (“Milestone Payments”) on achievement of the following milestone events (Milestone Events) by the first Licensed Product only to achieve each Milestone Event:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)

For each Milestone Event achieved by Licensee, Licensee will within [***] of achieving the Milestone Event, provide to Licensor a written statement of achieving the Milestone Event and, subject to the following, pay to Licensor the corresponding Milestone Payment.

(c)

For the avoidance of doubt, each Milestone Payment is payable once only in respect of the first Licensed Product to first achieve the corresponding Milestone Event. No Milestone Payment is payable in respect of any subsequent achievement of the corresponding Milestone Event by any other Licensed Product, or by the Licensed Product that originally achieved the Milestone Event in respect of any other indication or use.

(d)	[***].

5.4	Royalties

(a)

Subject to the terms of this Agreement, including this clause 5.4, Licensee will pay Licensor royalties in the amount of the royalty rates set out below (“Royalty Rates”) on the aggregate Net Sales resulting from the sale of each Licensed Product in each country in the Territory during each calendar year of the applicable Term for each Licensed Product in each country in the Territory (each, the Annual Net Sales):

Per Licensed Product Annual Net Sales Per Country	Royalty Rate (% of Per Licensed Product Annual Net Sales)
Annual Net Sales above $[***], up to and including $[***]	[***]
Annual Net Sales above $[***]	[***]
Annual Net Sales above $[***]	[***]

(b)	The following applies to payment of Royalties under this Agreement:

(i)

Each Royalty Rate in the table above applies only to that portion of the Net Sales of a given Licensed Product in a given country in the Territory during a given calendar year that falls within the indicated range (by way of example, if Licensee receives [***] of Annual Net Sales in a given calendar year for a given Licensed Product in a given country in the Territory, then Licensee will pay Licensor a Royalty of [***] for such Licensed Product for such country for such calendar year).

(ii)

Payment of Royalties must be made by Licensee to Licensor quarterly in arrears following the first disposition for value of a Licensed Product by Licensee (or its Related Bodies Corporate or Sublicensees), calculated on Annual Net Sales for that quarterly period, within [***] of the end of that quarterly period.

(iii)	With each [***] payment, Licensee must give Licensor a written statement setting out:

(A)	the Net Sales in the relevant quarterly period on a Licensed Product by Licensed Product and country by country basis, including any applicable deductions applied in the calculation of Net Sales; and

(B)	the Royalty payable by Licensee to Licensor for that quarterly period.

(iv)	Only one Royalty is payable with respect to the same unit of Licensed Product.

(v)

If Licensee receives non-cash consideration in connection with commercial exploitation of Licensed Product, Licensee will advise Licensor of the non-cash consideration and Licensee’s assessment of the fair market value, and the parties will account for the transaction under this Agreement on a cash equivalent basis as mutually agreed in good faith.

(vi)	If Licensee:

(A)

reasonably determines that, in order to avoid infringement of existing third party rights in issued patents and pending patent applications in respect of any commercial development or exploitation of Licensed Product in any country (“FTO Blocking Right”), it is necessary to obtain a license from such third party in respect of such FTO Blocking Right and pay a royalty or other consideration under such license; or

(B)

is subject to a final binding order or ruling, or binding settlement agreement, requiring the payment of a royalty or other consideration to any third party holder of a FTO Blocking Right in respect of any sales of Licensed Product in any country as a result of infringement of such FTO Blocking Right,

(“FTO Payments”) Licensee will be responsible for all FTO Payments, but the amount of Royalty payable with respect to Annual Net Sales of such Licensed Product in such country will be reduced by [***]% of the amount of any FTO Payments in such country, provided that Royalties will not be reduced below:

(C)	[***]% for Annual Net Sales above $[***], up to and including $[***];

(D)	[***]% for Annual Net Sales above $[***], up to and including $[***]; and

(E)	[***]% Annual Net Sales above $[***],

and if there is any amount of FTO Payment not offset against Royalty payments as a result of the limitations set out above, that amount may be carried over and offset against future Royalty payments until the full offset is realised (subject in all respects to the overriding limitations set out above).

5.5	Licensee records and Licensor audit

(a)	Licensee must keep records [***]

(b)

For so long as the Royalty is payable and for [***] thereafter, Licensor will have the right on reasonable prior written notice to Licensee (and during Licensee’s normal business hours), exercisable not more than [***] to cause an independent certified public accountant (“Auditor”) to inspect the Royalty Records of Licensee for the purposes of identifying any overpayment or underpayment of Royalties to Licensor.

(c)	The parties will reconcile any underpayment or overpayment within [***] after the results of the audit are determined by Licensor or delivered to Licensor by the Auditor.

(d)

If any audit performed under this clause reveals an underpayment in excess of [***]% in any calendar year for the Royalty, Licensee must reimburse Licensor for all amounts Licensor incurred in connection with procuring such audit to occur. For any audit performed under this clause that reveals no underpayment in excess of [***] percent in any calendar year for the Royalty, all costs of the Auditor will be borne by Licensor.

(e)	The rights of Licensor under this clause 5.5 survive termination to the extent that Royalty payments are or may be payable after termination of this Agreement.

(f)

Any sublicense of the License granted by Licensee pursuant to this Agreement must include a requirement on the Sublicensee to keep records of sales made pursuant to such sublicense and to grant access to such records by Licensee’s independent accountant to the same extent required of Licensee under this Agreement.

(g)

Licensor must keep all information subject to review under this clause 5.5 or under any sublicense granted by Licensee confidential in accordance with clause 9, and must procure the Auditor to enter into a confidentiality agreement with Licensee (or its Sublicensees) obligating the Auditor to keep all such information confidential pursuant to such agreement.

5.6	Payments generally

(a)	Amounts expressed in this Agreement are exclusive of GST. If GST is payable on or in respect any amount payable under this clause, clause 15 applies.

(b)	All payments made by Licensee to Licensor under this Agreement will be in Australian dollars by bank transfer to such bank account as nominated by Licensor in writing from time to time.

(c)

Licensee will make all payments due to Licensor under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law. Any such tax required to be withheld will be borne by Licensor and Licensee will not be required to gross-up any such payments.

6.	IMPROVEMENTS

(a)	In this clause, “Improvement” means [***]

(b)

Any Improvement created by or on behalf of Licensor during the Term will be owned by Licensor and will be included under and as part of the Licensed IP, such that the Licence will include a licence to use any such Improvement.

(c)	Licensor will inform Licensee in writing within [***] of an Improvement being created by or on behalf of the Licensor during the Term.

(d)	Any Improvement created by or on behalf of Licensee during the Term will be owned by Licensee.

(e)

Any Improvement created by or on behalf of Licensor and Licensee jointly will be owned by Licensor and Licensee jointly (unless agreed otherwise by the parties in writing), and each party grants the other party a non-exclusive, irrevocable, worldwide, royalty-free licence (which survives termination or expiration of this Agreement) to use any such Improvement.

(f)

Licensee shall have sole discretion whether to file a patent application in any jurisdiction for any Improvement patent and, where the Improvement patent is created by or on behalf of Licensor, or by or on behalf of Licensor and Licensee jointly, will provide the Licensor with written notice if the Licensee elects not to file a patent application sufficiently in advance of any deadline for any filing to permit Licensor to carry out such filing (if it elects to do so).

7.	SUBCONTRACTING

(a)	Licensee may subcontract its activities under this Agreement to any third party provided that each subcontract:

(i)	requires the subcontractor to keep all Licensor Confidential Information confidential in accordance with the confidentiality obligations in clause 9;

(ii)	prohibits any further subcontracting without Licensee’s prior consent; and

(iii)	requires performance of activities in accordance with all relevant provisions of this Agreement (including related to ownership of Intellectual Property Rights).

(b)

To the extent Licensee subcontracts any of its activities under this Agreement, Licensee will be responsible for the performance of such subcontractor and will remain liable to Licensor for the full and proper performance of any subcontracted activities. The subcontracting of work by Licensee will not create any kind of contractual relationship between Licensor and the subcontractor (unless otherwise required by law).

8.	MAINTENANCE AND CLAIMS

8.1	Maintenance of Licensed IP

(a)	Subject to clause 8.2:

(i)	Licensor will prosecute, maintain and defend the Licensed Patents at Licensor’s expense.

(ii)

If Licensor elects not to prosecute, maintain or defend any Licensed Patent in any jurisdiction, Licensor must provide Licensee with written notice of such election sufficiently in advance of any deadline for any filing to permit (but not oblige) Licensee to carry out the activity (“Licensor Election”).

(iii)

In response to any Licensor Election, Licensee may elect (by written notice to Licensor) to prosecute, maintain or defend any Licensed Patent in any jurisdiction (“Licensee Election”), in which case, ownership of the Licensed Patent(s) under the Licensee will be assigned by Licensor to Licensee for nil consideration.

(iv)

Each party (as applicable) must provide such assistance, including executing documents, as reasonably requested by the other party, at the other party’s expense, to permit the other party to prosecute, maintain or defend such Licensed Patents in such jurisdiction.

(b)

Licensor must not assign, transfer, encumber or otherwise deal in any way with, in whole or in part any Licenced IP (other than under this Agreement) without the prior written consent of Licensee. Any such assignment, transfer, encumbrance or dealing by Licensor without Licensee’s prior written consent is void and of no effect.

8.2	Infringement by Licensed IP in the Field

(a)

Each party will inform the other party immediately on becoming aware of a claimed, suspected or threatened infringement of any of the Licenced IP, or a claim by a third party that exploitation of any of the Licenced IP infringes the Intellectual Property Rights of a third party (“Infringement Claim”).

(b)

Licensor will take action in relation to any Infringement Claim. If Licensor takes such action, Licensee will give Licensor reasonable assistance required by Licensor in relation to the action, at Licensee’s cost. Licensor will have sole control of the proceedings, but must not make any admission nor compromise or settle any claim in a manner that would be, or might reasonably be considered to be, adverse to Licensee’s rights and interests, without Licensee’s prior written consent, not to be unreasonably delayed, withheld or conditioned.

8.3	Action against either party

(a)	If action is taken by any third party against Licensor or Licensee alleging infringement of a third party’s Intellectual Property Rights in connection with any of the Licenced IP then:

(i)	the party against whom the action is taken will be responsible for defending the action; and

(ii)	the other party will provide all reasonable assistance requested by the defending party, at the defending party’s cost,

provided however that neither party may admit or acknowledge infringement or otherwise compromise its case without the prior written consent of the other party.

9.	CONFIDENTIALITY AND PRIVACY

9.1	Confidentiality

Each party undertakes, except to the extent expressly permitted otherwise by, or required to ensure compliance with the obligations imposed on it pursuant to, this Agreement:

(a)

to maintain the confidentiality of Confidential Information disclosed to it (“Receiving Party”) and not disclose it or any part of it or use it without written authority of the other party (“Disclosing Party”);

(b)	not to appropriate, copy or in any way reproduce any of the Confidential Information for itself or any third party; and

(c)

on termination of this Agreement and at the Disclosing Party’s written request, to return to the Disclosing Party or destroy (as directed by the Disclosing Party) any or all documents or other material containing Confidential Information, unless otherwise agreed in writing between the parties.

9.2	Exceptions

Clause 9.1 does not apply to information which:

(a)	at the time of disclosure is already in the public domain;

(b)	becomes available to the public by any means other than breach of this Agreement by the Receiving Party;

(c)	is received by a party from an independent third party who is lawfully in possession and has the power and authority to disclose that information; or

(d)

is required to be disclosed by law or by a lawful requirement of any government or governmental body, authority or agency having authority over the Disclosing Party, including the rules of the Australian Stock Exchange, or is required to be disclosed in connection with legal proceedings, in which case the party required to make the disclosure will provide the other party with full details of the required disclosure prior to making the disclosure if legally permitted to do so otherwise at the earliest opportunity.

9.3	Use of names and logos

Neither party may use the name or logo of the other party without the prior written consent of that other party.

9.4	Privacy

Each party must comply with the Privacy Act and all other privacy laws to the extent applicable to the activities of the party under or pursuant to this Agreement.

9.5	Survival

The parties’ rights and obligations under this clause 9 survive termination or expiration of this Agreement.

10.	WARRANTIES

10.1	Warranties of Licensor

Licensor represents, warrants and undertakes to Licensee that:

(a)	Licensor is duly incorporated and validly existing under the laws of Australia;

(b)	Licensor is permitted by its constitution and all laws and other obligations applicable to it to enter into and perform its obligations under this Agreement;

(c)	as at the date of this Agreement, Licensor is not the subject of an Insolvency Event;

(d)

Licensor will comply with all applicable laws, regulations and standards (including obtaining and maintaining all licenses, authorisations, and permits necessary under all applicable laws), in relation to all activities undertaken by it under this Agreement;

(e)	Licensor is the owner of the Licensed IP and has the right to grant the Licence;

(f)	other than the Licensed Patents, Licensor does not own or have any rights in or to any patent or patent applications relevant to development or exploitation of any LGR5 antibody in the Field;

(g)	to the best of Licensor’s knowledge:

(i)	the Licensed Patents are valid and enforceable patents;

(ii)

the use or exploitation of the Licence IP or any part of it in the Field, including to research, develop, make, have made, use, sell, offer for sale, supply, cause to be supplied, import and otherwise exploit Licensed Products, does not and will not infringe, or constitute misappropriation of, the Intellectual Property Rights of any third party; and

(iii)	no third party is infringing or misappropriated, or has challenged the ownership, scope, duration, validity, enforceability, priority or right to use, of any Licensed IP;

(h)

Licensor has, and during the Term will have, a policy requiring all employees, officers, contractors and consultants to execute agreements requiring assignment to Licensor of all inventions made during the course of and as a result of their association with Licensor and keep confidential all Licensor confidential information it receives;

(i)

Licensor has not granted, and during the Term will not grant, any right, option, license or interest in or to any of the Licensed IP that is in conflict with the rights granted to Licensee under this Agreement;

(j)

Licensor has not received any written communications of pending or threatened claims against it relating to infringement of any Intellectual Property Rights of any third party by means of the practice or use of Licensed IP;

(k)

there is no legal claim, judgment or settlement against or owed by, or any order, or decree of any governmental authority against, Licensor relating to any Licensed IP or the transactions contemplated by this Agreement;

(l)	other than Licensee under this Agreement, no person (including any Related Body Corporate of Licensor) has any right, interest or claim in or to use of any Licensed IP in the Field;

(m)

Licensor (and its Related Bodies Corporate) have not entered into any agreement granting any right, interest or claim in or to, use of any Licensed IP in the Field to any third party (other than Licensee); and

(n)	Licensor will not by any act or omission adversely impact the rights of Licensee under this Agreement.

10.2	Warranties of Licensee

Licensee represents, warrants and undertakes to Licensor that:

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

(e)	[***]

(f)	[***]

11.	LIMITATION ON LIABILITY

(a)	Despite any other provision of this Agreement, the liability of a party under or pursuant to this Agreement:

(i)

excludes any liability for any special, indirect, incidental or consequential loss or damage whatsoever and howsoever arising, including any loss of business or production, or loss of actual or anticipated profit or revenue; and

(ii)	is reduced to the extent that the other party caused or contributed to the liability.

(b)	Each party waives any rights to make any claim against the other party to the extent they are inconsistent with this clause 11.

(c)	The limitation of a party’s liability under clause 11(a) does not apply to the extent the liability:

(i)	arises from fraud or wilful misconduct of the party;

(ii)	arises from a breach of confidentiality by the party; or

(iii)	relates to personal injury or death.

(d)	The provisions of this clause 11 will survive the termination of this Agreement.

12.	TERM AND TERMINATION

12.1	Term

The term of this Agreement commences on the date of this Agreement and, unless terminated earlier in accordance with clause 12.1(b), continues until the last to occur of (“Expiry”):

(a)	the expiry of all Licensed Patents having a valid claim covering Licensed Products; and

(b)	the expiry of all Data Exclusivity relating to Licensed Products,

(“Term”).

12.2	Early termination

(a)	This Agreement may be terminated by agreement in writing between the parties.

(b)	Licensee may terminate this Agreement without cause on [***] written notice to Licensor.

(c)	A party may terminate this Agreement for cause by notice in writing to the other party where:

(i)	the other party fails to remedy a material breach of this Agreement (including any breach of a warranty set out in clause 10) within [***] of notice in writing requiring the breach to be remedied; or

(ii)	(to the extent permitted by law) the other party is the subject of an Insolvency Event.

12.3	Consequences of early termination

(a)	On early termination of this Agreement under clause 12.2:

(i)	the Licence will terminate and Licensee must cease carrying on the activities authorised under the Licence, other than as permitted in paragraph (ii) below; and

(ii)

Licensee will be entitled to sell stocks of Licensed Products in existence at the date of early termination under clause 12.1 for a period of [***] from the date of such early termination (and clauses 5.3 and 5.4 will continue to apply to any Annual Net Sales received from such sales).

(b)	The termination of this Agreement, no matter how arising, will not affect the rights and obligations of the parties accrued as at the date of termination.

12.4	Right of first refusal for Licensee

In the event of a Licensor Insolvency Event or, without Licensee’s prior written consent, a change in or to the Control (as defined in section 50AA of the Corporations Act) of Bionomics, Inc or Bionomics, Inc ceasing to operate or to be in good standing under Delaware law, Licensee will have a right of first refusal (but not an obligation) to purchase some or all of the Licensed IP (“First Right”) as follows:

(a)	Licensor (or its authorised representative) must not offer any other person any rights with respect to any Licensed IP without first completing the following process.

(b)	Licensor (or its authorised representative) must promptly notify Licensee in writing of the event triggering the First Right (“First Right Notice”).

(c)	Licensee will have [***] from receipt to respond to the First Right Notice to give notice to Licensor exercising the First Right.

(d)

For a period of up to [***] after Licensee gives notice exercising its First Right, the parties will, acting reasonably and in good faith, negotiate a mutually acceptable agreement for purchase of some or all of the Licensed IP by Licensee. The price to be negotiated between the parties will reflect the fair market value of the Licensed IP or relevant part thereof.

(e)	If:

(i)	Licensee does not respond within the [***];

(ii)	Licensee responds indicating it elects not to exercise the First Right; or

(iii)	the parties fail to agree a definitive agreement within the [***],

Licensor may sell the Licensed IP to other parties, provided however that Licensor must not sell or offer to sell any Licensed IP to any third party on terms more favourable than offered by Licensor to Licensee, or offered by Licensee to Licensor, without first offering such more favourable terms to Licensee (and the procedure in this clause will be repeated).

12.5	Expiry of Agreement

On the Expiry as defined in clause 12.1 (but not on termination) of this Agreement, Licensee will have full rights to continue to develop and exploit the Licensed IP and Licensed Products without further obligation to pay a Sublicence Fee, Milestone Payment or Royalty.

13.	ANNOUNCEMENTS

A public announcement in connection with this Agreement or a matter contemplated by it must be agreed by the parties before it is made (such agreement not to be unreasonably withheld or delayed), except if the announcement is required to be made by law or by a lawful requirement of any government or governmental body, authority or agency having authority over the party making it, including the rules of the Australian Stock Exchange, or is required to be made in connection with legal proceedings, in which case the party required to make the announcement will provide the other party with full details of the required announcement prior to making it if legally permitted to do so otherwise at the earliest opportunity.

14.	INSURANCE

Each party must hold appropriate insurance policies, for prudent levels of insurance cover and with reputable insurance firms, having regard to the activities of the party under or pursuant to this Agreement.

15.	GST

15.1	GST Gross-up

If a party (the “supplier”) is required to pay GST in respect of a supply made under, or pursuant to, or by reason of a breach of, this Agreement, the recipient of the supply must (in addition to any other payment for, or in connection with, the supply) pay to the supplier an amount equal to such GST (“GST gross-up”).

15.2	GST invoice

If a GST gross-up is payable, then the supplier will give the recipient a valid tax invoice for the supply.

15.3	Payment

Provided a valid tax invoice has been given, the GST gross-up must be paid by the recipient:

(a)	if any monetary consideration is payable for the supply, at the same time and in the same manner as such monetary consideration;

(b)	if no monetary consideration is payable for the supply within [***] after the day on which the tax invoice is given.

15.4	Reimbursements

If any payment to be made to a party under or in connection with this Agreement is a reimbursement or indemnification of an expense or other liability incurred or to be incurred by that party, then the amount of the payment must be reduced by the amount of any input tax credit to which that party is entitled for that expense or other liability, such reduction to be effected before any increase in accordance with clause 15.1.

15.5	Adjustments

If an adjustment event has occurred in respect of a supply made under or in connection with this Agreement, any party that becomes aware of the occurrence of that adjustment event must notify the other party as soon as practicable, and the parties agree to take whatever steps are necessary (including to issue an adjustment note), and to make whatever adjustments are required, to ensure that any GST or additional GST on that supply, or any refund of GST (or part thereof), is paid no later than [***] after the supplier first becomes aware that the adjustment event has occurred.

15.6	Definitions

(a)	Terms used in this clause which are defined in the A New Tax System (Goods and Services Tax Act 1999 (Cth)) have the meaning given to them in that Act.

(b)	In this clause, a reference to a payment includes any payment of money and any form of consideration other than payment of money.

(c)

In this Agreement, all references to payments and obligations to make payments, including all references to compensation (including by way of reimbursement or indemnity), are, but for the operation of this clause, exclusive of GST.

15.7	Survival

The parties’ rights and obligations under this clause survive termination or expiry of this Agreement.

16.	DISPUTE RESOLUTION

16.1	Notice of dispute

If any dispute arises in connection with this Agreement, the party requiring it to be resolved must promptly give the other party written notice identifying, and giving details of, the dispute.

16.2	Good faith negotiation

(a)

Within [***] of a party receiving the notice referred to in clause 16.1, or such longer period agreed on by the parties, the chief executive officers (or equivalent) of the parties must meet and, in good faith, attempt to resolve the dispute by negotiation for a period of not less than [***]

(b)

In the event that the parties are unable to reach a resolution of the dispute by negotiation within the period referred to in paragraph (a) above, either party may by notice in writing to the other (“Dispute Notice”) advise the other party that it seeks to commence legal proceedings to have the dispute resolved.

16.3	Injunctive relief

Nothing contained in this clause 16 will deny any party the right to seek injunctive relief from an appropriate court where failure to obtain such relief would cause irreparable damage to the party concerned.

17.	NOTICES

17.1	Giving of notices

A notice, approval, direction, consent, offer, demand or other communication in connection with this Agreement may be:

(a)	in writing;

(b)	signed by an authorised officer of the relevant party; and

(c)	given to the recipient party:

(i)	by hand delivery to the address of the recipient party set out below;

(ii)	by pre-paid mail sent to the address of the recipient party set out below; or

(iii)	by email transmission to the email address of the recipient party set out below,

and in each case must be marked for the attention of the person specified below in relation to the recipient party:

Licensor

Name:	Bionomics Limited

Address:	31 Dalgleish Street, Thebarton SA 5031

Attention:	Legal Counsel & Company Secretary, [***]

Email:	[***]

Licensee

Name:	Carina Biotech Pty Ltd

Address:	Level 2, Ian Wark Building, UniSA Mawson Lakes Campus, Mawson Lakes SA 5095

Attention:	Chief Executive Officer – Dr Deborah Rathjen

Email:	[***]

17.2	Change of details

(a)	A party may from time to time change any of the details specified above by not less than five Business Days notice to each other party.

(b)	If details are changed in accordance with this clause, this clause applies as if those changed details were set out above.

17.3	Effective on receipt

Unless proved to the contrary, notice given in accordance with clause 17.1 takes effect when taken to be received (or at a later time as specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by pre-paid mail, on the sixth Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia); and

(c)

if sent by email transmission, when the sender’s email system confirms the time of sending of the email (unless the sender receives a delivery failure notification indicating the email has not been delivered to the addressee), but if the delivery, receipt or transmission is not on a Business Day or is after 5 pm on a Business Day, the notice is taken to be received at 9 am on the next Business Day.

18.	ASSIGNMENT

(a)

Each party has the right to extend the rights granted in this Agreement to one or more of its Related Bodies Corporate provided that each party remains solely responsible for the performance of its Related Bodies Corporate and liable to the other party for any acts or omissions of its Related Bodies Corporate.

(b)	Subject to:

(i)	paragraph (a) above; and

(ii)	the rights of Licensee under this Agreement to subcontract and sublicence its rights under this Agreement,

neither party may assign its rights under this Agreement other than with the prior written consent of the other party. Any such assignment without prior written consent is void and of no effect.

(c)	This Agreement is binding on, and inures to the benefit of, the parties and their permitted successors and assigns.

19.	MISCELLANEOUS PROVISIONS

(a)

A party’s failure or delay to exercise a power or right is not a waiver of that right, and the exercise of a power or right does not preclude the future exercise of that or any other power or right. A waiver of a power or right must be in writing and signed by the party giving the waiver.

(b)	This Agreement is the entire agreement between the parties as to its subject matter. It supersedes all prior agreements, representations, conduct and understandings.

(c)	No amendment of, nor addition to, this Agreement is binding unless it is in writing and executed by the parties to this Agreement.

(d)	The law of this Agreement is the State of South Australia, and the parties submit to the non-exclusive jurisdiction of the courts of South Australia.

(e)	Each party will bear its own costs in relation to the negotiation and preparation of this Agreement.

(f)	The parties will do all things and execute all documents required to permit or facilitate the performance of the transactions contemplated by this Agreement.

(g)	This Agreement may be executed in counterparts, which when taken together are one instrument.

(h)

If a clause or a part of a clause of this Agreement is found to be invalid or unenforceable (whether in respect of a party or generally), it will be severed from this Agreement and this Agreement will otherwise continue in force.

(i)	A party’s rights and obligations do not merge on completion of any transaction under this Agreement.

(j)	Except where this Agreement expressly states otherwise, this Agreement does not create a relationship of employment, trust, agency or partnership between the parties.

(k)

Any obligation of confidentiality under this Agreement is independent from the other obligations of the parties and survives termination or expiration of this Agreement. Any other term in this Agreement which is expressed to, or by its nature is intended to, survive termination or expiration of this Agreement (including this clause 19(k)), survives termination of expiration of this Agreement.

20.	INTERPRETATION RULES

In this Agreement, unless a contrary intention appears:

(a)	a reference to this Agreement or any other document is a reference to this Agreement or other document as amended, varied, novated, supplemented or replaced from time to time;

(b)	words or expressions importing the singular include the plural and vice versa or denoting individuals include corporations, firms, unincorporated bodies, authorities and instrumentalities;

(c)	a reference to a party to this Agreement or any other instrument includes that party’s executors, administrators, successors and permitted assigns;

(d)	where a word or phrase is defined or given meaning, any other part of speech or grammatical form has a corresponding meaning;

(e)	any heading, index, table of contents or marginal note is for convenience only and does not affect the interpretation of this Agreement;

(f)

a provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement;

(g)

where an act would be required to be done, or a time limit or period would expire, on a day which is not a Business Day, the act must be done, or the limit or period will expire, on the following Business Day;

(h)	the words “including”, “for example” and “such as” (and any other forms of those words) are to be construed without limitation;

(i)	a reference to “dollars” or “$” is a reference to Australian dollars; and

(j)

if a party to this Agreement is made up of more than one person, or a term is used in this Agreement to refer to more than one party, an obligation of those persons is joint and several, a right of those persons is held by each of them separately, and any other reference to that party or term is a reference to each of those persons separately, so that (for example) a representation, warranty or undertaking is given by each of them separately.

SCHEDULE 1 – Materials and Technical Information

[***]

SCHEDULE 2 – Licensed Patents

[***]	[***]	[***]

SCHEDULE 3 – Research & Development Plan

EXECUTED as an agreement.

EXECUTED by BIONOMICS LIMITED in accordance with section 127 of the Corporations Act 2001:	) ) )

/s/ Errol de Souza		/s/Jack Moschakis
Director		Director/Secretary

Dr Errol De Souza		Mr Jack Moschakis
Print Name		Print Name

EXECUTED by BIONOMICS INC by its duly authorised representative(s):	) )

/s/ Jack Moschakis
Authorised representative		Authorised representative

Sole Director & Secretary
Position		Position

Mr Jack Moschakis
Print Name		Print Name

EXECUTED by CARINA BIOTECH PTY LTD In accordance with section 127 of the Corporations Act 2001:	) ) )

/s/ Leanna Read		/s/ Charlie Latham
Director		Director/Secretary

Dr Leanna Read		Mr Charlie Latham
Print Name		Print Name